Exhibit 4.5

DESCRIPTION OF SECURITIES

Pursuant to our amended and restated memorandum and articles of association, the company is authorized to issue an unlimited number of shares divided into 200,000,000 Class A ordinary shares of no par value each, 10,000,000 Class B ordinary shares of no par value each and 5,000,000 preferred shares of no par value each. The following description summarizes the material terms of our shares as set out more particularly in our amended and restated memorandum and articles of associations. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated memorandum and articles of association and the form of rights agreement, which are filed as exhibits to the Form 10-K, and to the applicable provisions of British Virgin Islands law.

Public Units

Each unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-eighth of one Class A ordinary share upon the consummation of an initial business combination.

Private Units

The private units (including the private rights) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except as described herein). Otherwise, the private units are identical to the units sold in the IPO except that the private units will be entitled to registration rights.

Ordinary Shares

There are 6,108,750 Class A ordinary shares and 1,437,500 Class B ordinary shares issued and outstanding.

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided that, for so long as any Class B ordinary shares are outstanding, holders of our Class B ordinary shares will have the right to elect all of our directors prior to our initial business combination and holders of our Class A ordinary shares will not be entitled to vote on the election of directors during such time. These provisions of our amended and restated memorandum and articles of association may only be amended by a resolution passed by holders of at least a majority of ordinary shares of that class that have voted and are entitled to vote thereon. In connection with any vote held to approve our initial business combination, our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them immediately prior to the IPO and any shares purchased in the IPO or following the IPO in the open market (to the extent permitted under applicable securities laws and the limitations described in the prospectus) in favor of the proposed business combination.

We will proceed with the business combination only if we have net tangible assets of at least $5,000,001 (after payment of deferred underwriting discounts, and net of taxes payable on the income earned on the trust account and funds previously released to the company to pay our taxes or for use as working capital) either immediately prior to or upon consummation of such business combination, or otherwise we are exempt from the provisions of Rule 419 promulgated under the Securities Act (so that we are not subject to the SEC’s “penny stock” rules), and solely if we seek shareholder approval, a majority of the issued and outstanding ordinary shares voted are voted in favor of the business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Law for us to hold annual or extraordinary general meetings or appoint directors. We may not hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination.

Pursuant to our amended and restated memorandum and articles of association, if we do not consummate a business combination by 15 months from the consummation of the IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate a business combination by the full amount of time, as described in more detail in the prospectus), we will redeem 100% of the public shares sold in the IPO. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting discounts we will pay to the underwriters. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their founders’ shares upon our winding up, dissolution and liquidation. They will, however, participate in any liquidation distribution from the trust account with respect to any ordinary shares acquired in, or following, the IPO.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to sell their shares to us in a tender offer or have their ordinary shares redeemed for cash equal to their pro rata share of the trust account if they vote on the proposed business combination in connection with such business combination and the business combination is completed.

Founder Shares

The founder shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units sold in the IPO, and holders of founder shares have the same shareholder rights as public shareholders, except that, (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the founder shares are entitled to registration rights; (iii) our initial shareholders have agreed, pursuant to written letter agreements with us (A) to vote their founder shares, private shares and any public shares purchased in or after the IPO (to the extent permitted under applicable securities laws and the limitations described in the prospectus) in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to our amended and restated memorandum and articles of association that would stop our public shareholders from converting or selling their shares to us in connection with a business combination or that would affect the substance or timing of our redemption obligation to redeem all public shares if we cannot complete an initial business combination within 15 months of the closing of the IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate a business combination by the full amount of time, as described in more detail in the prospectus), unless we provide public shareholders an opportunity to redeem their public shares in conjunction with any such amendment, (C) not to redeem the founder shares (as well as any other shares acquired in or after the IPO), into the right to receive cash from the trust account in connection with a shareholder vote to approve our proposed initial business combination (or sell any shares to us in any tender offer in connection with our proposed initial business combination) or a vote to amend the provisions of our amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, and (D) that the founder shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated; (iv) the founder shares are automatically convertible into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and in our amended and restated memorandum and articles of association, and (v) prior to the closing of our initial business combination, only holders of our Class B ordinary shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the British Virgin Islands (including any resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the British Virgin Islands). If we submit our initial business combination to our public shareholders for a vote, Kingswood (and its designees), our sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares, private shares and the representative shares held by them in favor of our initial business combination. As a result, in addition to our initial shareholder’s founder shares and private shares and the representative shares, we would need only 1,712,501, or 34.3% (assuming all issued and outstanding shares are voted and the over-allotment option is not exercised). Assuming that the holders of only one-third of our issued and outstanding ordinary shares are present in person or by proxy, representing a quorum, and all such shares held by our initial shareholders, officers and directors are voted and the over-allotment option is not exercised, no public shares sold in the IPO would be required to be voted in favor of a transaction in order to have our initial business combination approved.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and subject to further adjustment pursuant to certain anti-dilution rights, as described herein and in our amended and restated memorandum and articles of association. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of the business combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the IPO, including pursuant to the over-allotment option, plus all Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued in connection with or in relation to the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination or any private placement-equivalent units issued to our sponsor or its affiliates upon conversion of loans made to us). Holders of founder shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time. The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for our Class A ordinary shares issued in a financing transaction in connection with our initial business combination, including but not limited to a private placement of equity or debt. Securities could be “deemed issued” for purposes of the conversion adjustment if such shares are issuable upon the conversion or exercise of convertible securities or similar securities.

Subject to certain limited exceptions, our initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing if the last reported sale price of our ordinary shares equal or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganization, recapitalizations and other similar transactions) for any 20 trading days within any 30 trading day period commencing at least 150 days after our initial business combination the founder shares will not be subject to such transfer restrictions.

Register of Members

Under the Companies Law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent VStock Transfer LLC, which will enter the name of Cede & Co in our register of members on the closing of the IPO as nominee for each of the respective public shareholders. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

Preferred shares

Our amended and restated memorandum and articles of association provide that preferred shares may be issued from time to time in one or more series. Our Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our Board of Directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. No preferred shares are being issued or registered in the IPO.

Private shares

Except as described in this section, the private shares have terms and provisions that are identical to those of the ordinary shares sold as part of the units in the IPO.

The private shares will not be transferable, assignable or salable until 30 days after the completion of our initial business combination. The initial shareholders have agreed to (i) waive their redemption rights with respect to their private shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their private shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate a business combination by the full amount of time, as described in more detail in this prospectus) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their private shares if we fail to complete our initial business combination within 15 months from the closing of the IPO (or up to 21 months from the closing of the IPO if we extend the period of time to consummate a business combination by the full amount of time, as described in more detail in this prospectus). With respect to the private shares held by the underwriters, such shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which this prospectus forms a part pursuant to Rule 5110(e)(1) of FINRA’s Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), the underwriters’ securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

Rights included as part of Units

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-eighth of one ordinary share upon consummation of our initial business combination, even if the holder of a public right converted all ordinary shares held by him, her or it in connection with the initial business combination or an amendment to our amended and restated memorandum and articles of association with respect to our pre-business combination activities. As a result, you must hold eight rights to receive one ordinary share at the closing of the initial business combination. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-eighth of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial business combination. The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary share will receive in the transaction on an as-converted into ordinary share basis.

The rights will be issued in registered form under a rights agreement between VStock Transfer LLC, as rights agent, and us. The rights agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will be rounded down to the nearest whole share. As a result, you must hold rights in multiples of eight in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the rights agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our rights agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our rights, which could increase the costs of rights holders to bring a claim and limit the ability of rights holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. Under the laws of the British Virgin Islands a BVI business company may pay a dividend on its shares provided that the company’s assets exceed its liabilities and it would be able to pay its debts as they fall due. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any dividends subsequent to our initial business combination will be within the discretion of our then board of directors at such time and we will only pay such dividend (subject to solvency requirements) as permitted under British Virgin Islands law. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future, except if we increase the size of the IPO pursuant to Rule 462(b) under the Securities Act, in which case we will effect a share capitalizations immediately prior to the consummation of the IPO in such amount as to maintain our initial shareholders’ ownership at 20% of our issued and outstanding ordinary shares upon the consummation of the IPO (excluding ownership of the private units). Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Rights Agent

The transfer agent for our ordinary shares and rights agent for our rights is VStock Transfer LLC.

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